FOR IMMEDIATE RELEASE
Contact: Courtney Yopp Norris
(502) 636-4564
Courtney.Norris@kyderby.com

Churchill Downs Incorporated Closes Offering of $300 Million of Senior Notes Due 2021

LOUISVILLE, Ky. (Dec. 16, 2013) - Churchill Downs Incorporated (CDI) (NASDAQ: CHDN) announced that it has issued $300 million in aggregate principal amount of senior notes due 2021 in a private offering that is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The notes are senior unsecured obligations of CDI and are guaranteed by each of CDI's domestic subsidiaries that guarantee its senior secured credit facility.
CDI will use the net proceeds from the offering to repay a portion of its outstanding borrowings, and accrued and unpaid interest outstanding under its senior secured credit facility, including fees and expenses incurred in connection with the foregoing.
The notes and related guarantees were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act or, outside the United States, to persons other than "U.S. persons" in compliance with Regulation S under the Securities Act. The notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
Churchill Downs Incorporated
William Mudd, (502) 636-4410
Executive Vice President and Chief Financial Officer
or
Michael Anderson, (502) 636-4492
Vice President, Corporate Finance and Treasurer

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects”, “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. These statements are based on management’s current expectations and assumptions about the industries in which CDI operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties related to the capital markets generally and whether CDI will offer the notes or consummate the offering, the anticipated terms of the notes, the anticipated use of proceeds, as well as those risk and uncertainties described in CDI’s most recent Annual Report on Form 10-K, including under “Risk Factors.” The Annual Report on Form 10-K can be accessed through the “Investors” section of CDI’s website at www.churchilldownsincorporated.com. CDI disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.
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